Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
101 Constitution Avenue, NW | Suite 900 Washington, DC 20001 T 202.712.2800 F 202.712.2860 nelsonmullins.com

April 1, 2025

Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232

Re: Registration Statement on Form S-3

We have acted as counsel to Trump Media & Technology Group Corp., a Delaware corporation (the “Company”), in connection with the registration of (i) the offer and sale by certain selling securityholders named in the Registration Statement (defined below) of up to 116,764,583 shares (the “Resale Shares”), par value $0.0001 per share, of the Company (the “Common Stock”), (ii) the resale by YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 17,314,015 shares of the common stock, par value $.0001 per share (the “SEPA Shares”) pursuant to a standby equity purchase agreement, dated as of July 3, 2024, by and between the Company and Yorkville, (iii) the offer and sale by the selling securityholders of 79,538 warrants (the “Resale Warrants”) to acquire Common Stock and (iv) the issuance by the Company of up to 8,370,686 shares of Common Stock (the “Warrant Shares”) that are issuable from time to time upon exercise of warrants (the “Warrants”) originally issued in the initial public offering of Digital World Acquisition Corp. The Resale Shares, SEPA Shares, Resale Warrants, and Warrant Shares are included in a registration statement on Form S-3 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | ILLINOIS | MARYLAND | MASSACHUSETTS | MINNESOTA
NEW YORK | NORTH CAROLINA | OHIO | PENNSYLVANIA | SOUTH CAROLINA | TENNESSEE | TEXAS | VIRGINIA | WEST VIRGINIA

Trump Media & Technology Group Corp.
April 1, 2025

3.
When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

4.
When issued and paid for in accordance with the SEPA, the SEPA Shares will be duly authorized and, when issued upon receipt by the Company of the consideration therefore, will be validly issued, fully paid and non-assessable.

Our opinion set forth in numbered paragraph 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Trump Media & Technology Group Corp.
April 1, 2025

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Nelson Mullins Riley & Scarborough LLP NELSON MULLINS RILEY & SCARBOROUGH LLP